Exhibit 99.12

CERTIFICATE OF DETERMINATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CONSUMER PORTFOLIO SERVICES, INC.

a California Corporation

The undersigned, Charles E. Bradley, Jr., and Mark Creatura, hereby certify that:

I. They are the duly elected and acting President and Secretary, respectively, of Consumer Portfolio Services, Inc., a California corporation (the “Corporation”).

II. The Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorize the issuance of up to 10,000,000 shares of preferred stock (the “Serial Preferred Stock”), none of which shares are issued or outstanding.

III. Pursuant to authority given by the Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions with respect to the creation of a new series of preferred stock designated as the “Series B Convertible Preferred Stock”, of which 1,870.00 shares are authorized and none of which shares have been issued:

“WHEREAS, the Articles of Incorporation of Consumer Portfolio Services, Inc. (the “Corporation”) authorize that the Serial Preferred Stock of the Corporation may be issued from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them, and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new class of Serial Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the Articles of Incorporation, a series of preferred stock, par value $1.00 per share, of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. DESIGNATION AND AMOUNT; RANK. There shall be created from the 10,000,000 shares of preferred stock, par value $1.00 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), and the number of shares of such series shall be 1,870.00. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series B Preferred Stock to a number less than the number of shares of Series B Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series B Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series B Preferred Stock. The Series B Preferred Stock shall rank senior to all of the Corporation’s capital stock with respect to the payment of dividends and to the distribution of assets upon a Liquidation Event.

2. DEFINITIONS. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

2.1 “Acquisition” shall mean (a) a reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary of the Corporation); or (b) the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Corporation; (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s then outstanding securities; in each case which results in the Corporation’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions; or (d) the occurrence of any event that would constitute a “Change in Control” under the Securities Purchase Agreement; provided that an Acquisition shall not include a merger effected solely for the purposes of changing the domicile of the Corporation.

2.2 “Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

2.3 “Common Stock” shall mean the common stock of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

2.4 “Conversion Price” shall mean, initially, $0.852 per share of Common Stock, subject to adjustment from time to time as set forth in Section 7.

2.5 “Conversion Ratio” at any date shall mean the Issue Price divided by the Conversion Price at such date.

2.6 “Convertible Securities” shall mean any options, warrants, convertible debt or other securities convertible into or exchangeable for shares of Common Stock

2.7 “Holder” shall mean a holder of record of an outstanding share or shares of Series B Preferred Stock.

2.8 “Issue Date” shall mean the first date of issuance of any shares of the Series B Preferred Stock.

2.9 “Issue Price” shall mean $852.00, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock

2.10 “Junior Stock” shall mean the Common Stock, the Series A Preferred Stock and each other class of capital stock or series of preferred stock of the Corporation established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

2.11 “Liquidation Preference” shall mean, with respect to each share of the Series B Preferred Stock, an amount equal to $852.00 plus the Accruing Dividends, if any, then accrued on such share of Series B Preferred Stock and not previously paid, subject to equitable adjustment from time to time pursuant to Section 8.3.

2.12 “Market Price” of the Common Stock on any day shall be deemed to be the closing price of the Common Stock on such day as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any securities exchange, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the Financial Industry Regulatory Authority (FINRA) (such as through the OTC Bulletin Board) or a similar organization. If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors based on the information best available to it.

2.13 “Parity Stock” shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

2.14 “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

2.15 “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of June 30, 2008, by and between the Corporation and Levine Leichtman Capital Partners IV, L.P., as amended, restated or otherwise modified from time to time in accordance with its provisions.

2.16 “Senior Stock” shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

2.17 “Series A Preferred Stock” means the Corporation’s Series A Preferred Stock, par value $1.00 per share, none of which shares are issued or outstanding as of the Issue Date.

3. LIQUIDATION RIGHTS.

3.1 In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, or the commencement of any bankruptcy, insolvency or similar proceeding by or on behalf of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each Holder shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders an amount equal to the greater of (i) the Liquidation Preference for each outstanding share of Series B Preferred Stock held by such Holder, and (ii) the amount that would have been received by such Holder pursuant to the Liquidation Event had such Holder converted all of its shares of Series B Preferred Stock into Common Stock immediately prior to the occurrence of the Liquidation Event (without regard to the conversion limitation set forth in the proviso of the first sentence of Section 7.1 hereof) (such greater amount, the “Liquidation Payment”), in either case, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any other class or series of stock of the Corporation. After the payment to the Holders of the Liquidation Payment for each outstanding share of Series B Preferred Stock, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation.

3.2 For the purposes of this Section 3, any Acquisition shall be deemed a Liquidation Event and shall entitle the holders of the Series B Preferred Stock to receive for each share of Series B Preferred held at the closing of such Acquisition in cash, securities or other property the amount as specified in Section 3.1. Whenever the distribution provided for in this Section shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

3.3 All distributions made with respect to the Series B Preferred Stock in connection with any Liquidation Event shall be made pro rata to the Holders. If, upon a Liquidation Event, the assets of the Corporation legally available therefor are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock, then the holders of the Series B Preferred Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

4. VOTING RIGHTS.

4.1 The shares of Series B Preferred Stock shall have no voting rights except as provided in Section 5.1 and as required by California law from time to time.

5. PROTECTIVE PROVISIONS

5.1 For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by California law, the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series B Preferred

Stock shall be necessary for effecting, validating, or approving any of the following actions and the Corporation shall not, without such vote or written consent, take or permit to be taken any such actions:

5.1.1 Any amendment, alteration, or repeal of any provision of this Certificate of Determination;

5.1.2 Any amendment, alteration, or repeal of any provision of the Articles of Incorporation that would detrimentally effect the rights, preferences or privileges of the Series B Preferred Stock;

5.1.3 Any authorization, creation, designation, whether by reclassification or otherwise, or issuance of any Senior Stock or Parity Stock or any amendment, alteration or repeal of any right, power, preference, privilege, qualification, limitation, restriction or other term or provision pertaining thereto; and

5.1.4 Except for employee stock options permitted by the Securities Purchase Agreement, and except for the issuance of shares of Common Stock issuable upon the exercise or conversion of any Convertible Securities outstanding as of the Issue Date, any issuance of any shares of Common Stock for a price below the Market Price at the time of issuance, or any issuance of any Convertible Securities having an option price, conversion price, or exercise price below the Market Price at the time of issuance.

6. DIVIDENDS.

6.1 Commencing on the Issue Date, dividends at the rate per annum of twelve percent (12.0%) shall accrue on the Liquidation Preference on the Series B Preferred Stock (the “Accruing Dividends”). The Accruing Dividends shall compound quarterly on the first day of each calendar quarter following the Issue Date, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 6 or Section 3, such Accruing Dividends shall be paid in cash on January 1 of each year beginning on January 1, 2012, provided that such shares of Series B Preferred Stock remain issued and outstanding on each such date. In addition, and notwithstanding any provision herein to the contrary, in the event that the shares of Series B Preferred Stock are converted into Common Stock on or prior to January 1, 2012, all dividends that have cumulated on the Series B Preferred Stock shall be deemed to have been automatically cancelled immediately prior to such conversion. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid and (ii) that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

7. CONVERSION.

7.1 Subject to the provisions of Section 8, the Series B Preferred Stock shall be converted into such whole number of shares of Common Stock as is equal to the number of shares being converted multiplied by the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional share of Common Stock as provided in Section 7.4, automatically and without further action by the Corporation or any Holder, upon the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, provided however, that such approval shall be subject to the affirmative vote of the holders of a majority of the shares of Common Stock casting votes on such action. The Corporation shall give notice to the Holders of the automatic conversion of the Series B Preferred Stock pursuant to this Section 7.1. Within five (5) business days of the automatic conversion of the Series B Preferred Stock pursuant to this Section 7.1, the Corporation shall send to each Holder at its record address via nationally-recognized overnight courier (e.g., UPS, FedEx, USPS) one stock certificate evidencing the shares of Common Stock into which such Holder’s shares of Series B Preferred Stock have been converted.

7.2 On the date of any conversion, all rights of any Holder with respect to the shares of Series B Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation’s assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of whole shares of Common Stock into which such shares of Series B Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 7.4. In the case of any share of Series B Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Series B Preferred Stock and on or prior to the dividend payment date related to such record date, the dividend due on such dividend payment date shall be payable on such dividend payment date to the holder of record of such share as of such preceding record date notwithstanding such conversion.

7.3 The Corporation shall reserve out of the authorized but unissued shares of its Common Stock, sufficient shares of its Common Stock to provide for the conversion of shares of Series B Preferred Stock. The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

7.4 No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock held by the same Holder shall be subject to conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the conversion of all of such shares of Series B Preferred Stock. If the conversion of any share or shares of Series B Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Price of the Common Stock on the conversion date shall be paid to such Holder in cash by the Corporation.

7.5 If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 7.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.6 If the Corporation at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 7.6 to reflect the actual payment of such dividend or distribution.

7.7 If at any time or from time to time after the Issue Date, the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions provided for elsewhere in this Section 7), or (iv) of Convertible Securities, provision shall be made so that the Holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such event, subject to adjustment in respect of such stock or securities by the terms thereof; provided, however, that if such record date is fixed and if such distribution is not fully made on the date fixed therefor, the Holders of the Series B Preferred Stock shall only be entitled to receive upon conversion of the Series B Preferred Stock the actual number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have actually received in such distribution.

7.8 If at any time or from time to time after the Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than as provided for elsewhere in this Section 7), in any such event each Holder of Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. Any adjustment under this Section 7.8 shall become effective at the close of business on the date the recapitalization, reclassification or change becomes effective.

7.9 Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

7.10 Upon any adjustment pursuant to this Section 7, the Corporation promptly shall deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the change to the rights of the Series B Preferred Stock in effect following such adjustment.

8. OPTIONAL REDEMPTION.

8.1 At any time commencing on December 31, 2013, at the election of a Holder of Series B Preferred Stock, the Corporation shall redeem, out of funds legally available therefor, the number of outstanding shares of Series B Preferred Stock held by such Holder and identified by such Holder in a written notice to the Corporation pursuant to Section 8.2 below. The redemption shall take place at any time after such date at a price equal to the greater of (i) the Liquidation Preference for each outstanding share of Series B Preferred Stock held by such Holder, and (ii) an amount equal to the product of (A) the Market Price on the Redemption Date, and (B) the number of shares of Common Stock that would have been received by such Holder had such Holder converted all of its shares of Series B Preferred Stock into Common Stock immediately prior to the Redemption Date (without regard to the conversion limitation set forth in the proviso of the first sentence of Section 7.1 hereof) (such greater amount, the “Optional Redemption Price”).

8.2 Notice of any redemption pursuant to Section 8.1 (a “Redemption Notice”) shall be sent by or on behalf of a Holder of Series B Preferred Stock at least five (5) but not more than thirty (30) days prior to the date specified for redemption in such notice (the “Redemption Date”), by first class mail, postage prepaid, or via nationally-recognized overnight courier, to the Corporation. The Redemption Notice shall state (A) the Redemption Date and (B) the aggregate number of shares of Series B Preferred Stock to be redeemed from such Holder.

8.3 The Corporation shall redeem the shares of each Holder of Series B Preferred Stock being redeemed pursuant to this Article 8 by making the applicable cash payments to such Holder in respect of each share owned by such Holder and being redeemed.

8.4 From and after each Redemption Date, unless there shall have been a default in payment of the Optional Redemption Price, all rights of the Holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Optional Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall be retired and given the status of authorized and unissued Serial Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Serial Preferred Stock of one or more series, as may be determined from time to time by the Board of Directors

9. [Omitted]

10. MISCELLANEOUS.

10.1 With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

10.2 Except as otherwise provided herein, the shares of the Series B Preferred Stock shall be issuable and convertible only in whole shares and cash shall be paid in lieu of fractional shares.

10.3 The Liquidation Preference, the amount of dividends per share set forth in Section 6 and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series B Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the change to the rights of the Series B Preferred Stock in effect following such adjustment.

10.4 Shares of Series B Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Serial Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Serial Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

10.5 In case, at any time while the shares of Series B Preferred Stock are outstanding:

10.5.1 The Corporation shall authorize the issuance to all holders of its shares of any Junior Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

10.5.2 There is any recapitalization, reclassification or other change to the Common Stock; or

10.5.3 There is any Acquisition; or

10.5.4 There is a Liquidation Event;

then the Corporation shall cause to be mailed to Holders at least 10 days before the date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, and/or (ii) the date on which any such reclassification, consolidation, Acquisition or Liquidation Event is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such reclassification, consolidation, Acquisition or Liquidation Event. Notwithstanding the foregoing, no notice is required under this Section 8.5 if the action requires the approval of the Series B Preferred Stock, voting as a class, under Section 5.

10.6 The headings of the various sections and subsections of this Certificate of Determination are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Determination.

10.7 Whenever possible, each provision of this Certificate of Determination shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Determination. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Determination would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

10.8 The Corporation will provide to the holders of the Series B Preferred Stock all communications sent by the Corporation to the holders of the Common Stock and any other class of Serial Preferred Stock.

10.9 Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Determination or the Articles of Incorporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.

Dated: December 23, 2010	/s/ Charles E. Bradley, Jr.
	Name:	Charles E. Bradley, Jr.
	Title:	President

/s/ Mark Creatura
	Name:	Mark Creatura
	Title:	Secretary